Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
June 2, 2015	Debra Peterson, 913-353-7569 debra.d.peterson@centurylink.com

CenturyLink announces retirement of Karen Puckett, CenturyLink’s President of Global Markets

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) today announced that Karen Puckett, CenturyLink’s President of Global Markets, will retire from the company effective August 31, 2015.

“Karen has played an integral role as part of our team that has been transforming CenturyLink into a major player in the IP-enabled network services, cloud infrastructure and hosted IT solutions markets,” said CenturyLink CEO and President Glen F. Post, III. “As we move into the next phase of our transformation, Karen and I have mutually arrived at a conclusion that, after 15 years of hard work and extensive contributions, she will retire from the company. We are very grateful to Karen for her dedication and leadership and wish her the best in the future.”

“We are confident that we have the right strategy, assets and employees at CenturyLink to continue our journey of transformation,” Post added. “With Karen’s departure, we are appointing Ross Garrity, CenturyLink’s Senior Vice President of IT Solutions, as the interim leader of our Global Markets group. Ross has over 30 years of IT Services experience having served as Senior Partner – Information Technology at KPMG, where he helped reestablish KPMG’s consulting and IT implementation services. Prior to KPMG, Ross was the Chairman and CEO of American Renewable Fuels LLC, where he successfully led the strategic expansion of an Australian-based renewable energy company into the U.S. Additionally, his extensive knowledge of IT services, software solutions, technology implementation and telecommunications will help position us to drive strategic revenue growth over the coming months. At the same time, we are beginning a global search for a sales and marketing leader who will assist in the continuing transformation of our company.”

“It has been exciting and rewarding to have been at the forefront of CenturyLink’s transformation from a local telephone company to an industry leader in advanced communications services,” said Karen Puckett. “While I will miss being part of the company’s ongoing evolution, I am looking forward to spending more time with my family and considering other leadership opportunities that allow me to continue to have a significant impact.”

About CenturyLink

CenturyLink (NYSE: CTL) is a global communications, hosting, cloud and IT services company enabling millions of customers to transform their businesses and their lives through innovative technology solutions. CenturyLink offers network and data systems management, Big Data analytics and IT consulting, and operates more than 55 data centers in North America, Europe and Asia. The company provides broadband, voice, video, data and managed services over a robust 250,000-route-mile U.S. fiber network and a 300,000-route-mile international transport network. Visit CenturyLink for more information.

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